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                                                                   Exhibit 10.51


                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                                     Ciao AG
                               Leopoldstrasse 236
                             80807 Munchen, Germany

                                                      - hereinafter ,,COMPANY" -

                                       AND

                          Maximilian Ulrich Cartellieri
                   Worthstra(beta)e 19, 81667 Munchen, Germany

                                                 - hereinafter the "EXECUTIVE" -

                                    SECTION 1
                                     DUTIES

1.1 Maximilian Ulrich Cartellieri is currently appointed member of the Management Board (Vorstand) of the Company. In the event the Company is reorganized by being transformed or merged into a GmbH, or by having its business transferred to a GmbH (which would then be the "Company" within the meaning of this Agreement), it is anticipated that Maximilian Ulrich Cartellieri will be appointed managing director (Geschaftsfuhrer) of such GmbH. Within Ciao GmbH, the Executive shall be responsible for the Central Services business unit, comprising Technology, Finance & Administration, Legal and HR. Within the internal hierarchy of the Greenfield Group, the Executive will have the title of Executive Vice President Corporate Development and Strategy and will work closely with Greenfield's CEO in evaluating and driving new strategic business opportunities. This Agreement provides for the terms of employment under which he will exercise the aforementioned functions or positions.

1.2 So long as the Company continues to have the form of a stock corporation, the Executive shall report to the Supervisory Board (Aufsichtsrat) of the Company. If the Company (or the company to which its business is transferred) takes the form of a GmbH, the Executive shall report to the shareholders or any body appointed for the purpose by the shareholders of the Company. The body to which the Executive reports is referred to in this Agreement as the "SUPERVISING BODY". Further functional reporting lines within the Greenfield group may be determined from time to time by the Supervising Body.

1.3 The Executive shall, internally together with other members of the Management Board or managing directors, conduct the business of the Company with the diligence of a prudent manager in accordance with all applicable laws, the Articles of Association of the Company, any management rules adopted by the Supervising Body, the instructions of the shareholders,

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      if applicable, and this Agreement. He shall promote the interests of the
      Company and, to the extent consistent with the interests of the Company, the interests of all companies affiliated with the Company within the meaning of Section 15 of the Stock Corporation Act (hereafter referred to as "AFFILIATES").

1.4 If requested by the Supervising Body, the Executive shall accept an office as a member in a supervisory board or comparable supervising body in other companies and senior management functions in Affiliates. If requested by the Supervising Body, he shall resign from such functions at any time.

                                   SECTION 2
                              TERM AND TERMINATION

2.1 This Agreement comes into effect as of the date when the majority of the shares in the Company are transferred to the Purchasers as defined under a Stock Purchase Agreement dated April 6, 2005. It shall continue for an indefinite period of time and shall be subject to termination upon three
      (3) months notice as of the end of a calendar month, which can however only be exercised for the first time to the end of the twelfth month after this Agreement comes into effect (i.e. this Agreement is only terminable for cause within the first twelve months of duration).

2.2 Both parties may terminate this Agreement for an important reason (for cause). An important reason exists in particular if the Executive breaches the provisions of this Agreement or violates the restrictions which are imposed on him by laws, by the Articles of Association, management rules or valid instructions of the Supervising Body.

2.3 If his term as member of the Management Board or managing director is terminated by revocation prior to termination of this Agreement, the Company may relieve (freistellen) the Executive from his duties until the end of the term of the Agreement or assign him with new duties which are reasonable in light of the qualification of the Executive.

2.4   Any notice of termination shall be given in writing.

                                   SECTION 3
                                  REMUNERATION

3.1 The Executive shall receive an annual salary in the amount of E 155,704.45. This salary shall remain in effect until December 31, 2005, after which time it will be reviewed by the Supervising Body for 2006 and each subsequent year.

3.2 The annual salary shall be payable in twelve equal installments at the end of each calendar month, after deduction of any amounts to be withheld under law. For any part of a calendar year or calendar month, payment shall be made only of an amount proportionate to such time.

3.3 In addition to the remuneration under Section 3.1, the Company shall pay a yearly bonus in a maximum amount of E EURO 155,704.45 , to the extent the targets set out in Schedule 3.3 hereto have been reached.

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3.4   The remuneration provided for in this Section 3 shall be a compensation for all work of the Executive. Therefore, there shall be no additional compensation for overtime, holiday or other extra work.

                                   SECTION 4
                              EXPENSES; COMPANY CAR

4.1 The Company shall reimburse necessary and appropriate expenses, including travel and business expenses in accordance with Company policy. As the case may be, proof for the expenses shall be provided in accordance with tax rules unless lump sum amounts can be reimbursed under tax law.

4.2 The Executive shall be entitled to the use of a car leased or acquired by the company in the upper class segment (e.g. "Mercedes E-Klasse", BMW "5er-Reihe"), which shall have a retail price, including all options and upgrades of no more than E 65,000, which can also be used for private purposes free of any charges for the Executive. The Company shall bear any costs in relation to the company car such as insurances, taxes, fuel, inspections and the like, except for private taxes to be borne by the Executive in connection with the usage of the company car.

                                   SECTION 5
                                    VACATION

5.1 The annual vacation entitlement of the Executive amounts to 25 working days (which term includes all days except Saturday, Sunday and official holidays)

5.2 The timing of vacation shall be determined by agreement with the Supervising Body, taking into consideration the business situation.

5.3 To the extent the Executive cannot take his vacation until the end of a calendar year because of business or personal reasons, his vacation right shall continue to exist until April 30 of the following year. If for health reasons the vacation cannot be taken in part or in full until this date, the right shall extinguish. There shall be no claim for a compensation for vacation days not taken.

5.4 If the annual vacation cannot be taken because the employment is terminated, the Executive shall be compensated.

                                   SECTION 6
                      COMPENSATION IN THE EVENT OF SICKNESS

6.1 In case of sickness, the monthly payments will be continued for a period of three months, but not for longer than until the term of the employment.

6.2 Any payments from third parties, e.g. insurances, shall reduce the payments of the Company insofar as the aggregate payments from the insurance and the Company would exceed the net amounts which the Executive would receive pursuant to Section 4 if he would work.

6.3 Should the Executive die during the term of this Agreement, his wife or other persons entitled to support (unterhaltsberechtigt) shall receive the remuneration pursuant to Section 3.1 for a

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      period of six months following the month of death. If at this point of time his wife should already have deceased, any children entitled to support shall obtain these payments.

6.4 The Executive hereby assigns to the Company his claims for damages which he may have against third parties who have caused his inability to work to the extent the Company makes payments under the above continuation rule. He undertakes to provide to the Company any information which it may require in connection with the prosecution of such claims and to support it in pursuing them.

                                   SECTION 7
                              ADDITIONAL ACTIVITIES

7.1 The Executive shall use his complete working capacity as well as his knowledge and experience in the interest of the Company. He may freely determine his working time. His working hours shall depend on the workload and shall amount to not less than 40 hours per week.

7.2 Any other gainful activity shall require the prior consent of the Supervising Body. The Executive undertakes to inform the Supervising Body in advance in writing on any other activity that does or may require consent.

7.3 The chairman of the Supervising Body may withhold or withdraw his consent only if the relevant other activity as such or together with other activities may in the opinion of the chairman of the Supervisory Body, negatively affect the work of the Executive for the Company or other interests of the Company or the Affiliates.

7.4 Publications and lectures regarding the field of activities of the Company as well as accepting an office on supervisory bodies of other companies or a honorary office in organizations shall require the prior written consent of the Supervising Body except for lectures and publications of the Executive of a general scientific nature which do not relate to the core business of the Company or the Affiliates.

7.5 At the request of the Supervising Body which may be made at any time the Executive shall resign from all offices he holds as a consequence of or in connection with his employment with the Company.

                                   SECTION 8
                   INVENTIONS AND SUGGESTIONS FOR IMPROVEMENT

8.1 During the term of this Agreement, the Executive shall promptly notify the Company in writing on any invention made by him which is resulting from his work with the Company or is based on know-how or work results of the Company's business to a significant degree ("COMPANY RELATED INVENTION", as defined in Section 4 of the Act on Employee Inventions - Arbeitnehmerfindungen-Gesetz).

8.2 The Company may claim (in Anspruch nehmen) any Company Related Invention by written notification to the Executive within four months after receiving the notification from the Executive. Effective upon receipt of such notification of the Company by the Executive, all rights in the invention shall be deemed transferred to the Company. If the Company does not claim

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      the invention within such period of four months, the invention shall be at the Executive's free disposal.

8.3 If during the term of his Agreement the Executive makes an invention which is not a Company Related Invention (freie Erfindung within the meaning of Sec. 4 of the Arbeitnehmererfindungen-Gesetz), he shall inform the Company immediately in writing. If such invention falls into the field of activity of the Company or an Affiliate, the Executive shall offer to the Company an exclusive right to use the invention at reasonable terms in accordance with market practice. The Executive may not use such invention during the term of this Agreement unless the Company declines the offer in writing or three months have passed since the notification was received by the Company and the Company has not accepted the offer.

8.4 Any provisions of the Act on Employee Inventions not expressly referred to above, including but not limited to the provisions on compensation pursuant to Sections 9 ff. of such Act, shall not apply.

8.5 The Parties agree that the Company has full and exclusive rights to all inventions, copyrighted works and other intellectual property rights made or acquired by the Executive during the time of this employment by the Company prior to the signing of this Agreement whether or not formalities like those provided for in this Agreement had been complied with at the relevant time or whether it would or would not be considered as a Company Related Invention under the provisions of this Agreement.

                                   SECTION 9
                               NON-COMPETE CLAUSE

9.1 During the term of this Agreement the Executive shall not become active, neither directly nor indirectly, neither for his own account nor as an employee, for a business which is directly competing, or where there are concrete indications that it may competing, with the Company or an Affiliate. The Executive shall also refrain from soliciting the employees of the Company or its affiliates or SRVY and its affiliates. This prohibition shall apply also to any consulting or other promoting of such business, even on an intermediate basis, to the starting of any such business and to the taking of any participation or interest in any such business. The prohibition shall not apply to the holding of shares in companies listed on a stock exchange representing less than one percent of the share capital.

9.2 The prohibition in Section 9.1 shall continue to apply for a period of two years following termination of this Agreement on the basis of the business of the Company or an Affiliate carried out on the date of termination of this Agreement (taking into account any business under development by these companies to the extent known by the Executive).. Provided that the Executive has been terminated without an important reason (for cause), and has not resigned for "Good Reason", as defined below, the Executive shall be entitled to compensation payments during such period which in each month shall amount to 50% of one twelfth of the total remuneration base compensation received by the Executive during the 12 preceding months prior to the termination of this Agreement. The Company may waive the prohibition provided

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      for in this Section 9.2 at any time, in which case the obligation to pay compensation shall cease [effective three months following receipt of the notice of waiver]. Section 74c, para. 1 sentence1 and para. 2 of the German Commercial Code(1) shall apply to the compensation claim.

9.3 Resignation for Good Reason. The Executive may resign for Good Reason effective 30 days after giving the notice contemplated by this Section 9.3, unless the Company cures the event or condition constituting Good Reason within such period. For purposes of this Section 9.3, "Good Reason" shall mean any one of the following: (i) a material diminution of the Executive's title and status as set forth in this Agreement or assignment to duties and responsibilities inconsistent with those set forth in this Agreement; (ii) the relocation of the Executive to any place 200 kilometers outside of the city of Munich, Germany(other than with Executive's prior consent); or (iii) a substantial reduction of the Executive's compensation package as set forth in this Agreement, unless such a reduction is made by the Company ratably with all other executives at similar levels of responsibility. Notwithstanding the foregoing, any of the events described in clauses (i) through (iii) of this Section 9.3 shall constitute "Good Reason" only if the Company fails to cure such event within 30 days after receipt from the Executive of written notice of the event which constitutes Good Reason; and "Good Reason" under clauses
      (i) through (iii) above shall cease to exist for an event on the 60th day following the later of its occurrence or the Executive's actual knowledge thereof, unless the Executive has given the Company written notice thereof prior to such date.

9.4 Any exemptions from Sections 9.1 or 9.2 shall have to be agreed in writing by the Supervising Body

                                   SECTION 10
                                 CONFIDENTIALITY

10.1 The Executive shall keep strictly confidential all information relating to the Company and the Affiliates which becomes known to him during his work for the Company. In particular he shall not disclose any company or business secrets.

10.2 Information may only be disclosed to third parties in fulfillment of a contractual obligation of the Company or if this is done in the interest of the Company.

10.3 The obligations under this Section 10 shall continue to apply after termination of the employment. The Executive acknowledges that he knows
      Section 17 of the Act on Unfair Competition regarding the violation of business and company secrets.

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(1) The provisions translate as follows: "The employee must accept a deduction on the compensation being due of any earnings which he makes during the period for which compensation is paid by otherwise employing his working capacity or which he refrains from making in bad faith to the extent the compensation plus such earnings exceeds the benefits he had received before by more than one
tenth....The employee shall upon request provide information to the employer on the amount of his earnings."

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                                   SECTION 11
                               CONTRACTUAL PENALTY

In the event of any breach of the obligations in Sections 9 and 10 of this Agreement, the Executive shall pay a penalty in an amount equivalent to the remuneration pursuant to Section 3.1 received during the twelve calendar months preceding the breach or, if the breach is committed after termination, preceding termination of the employment. In the event of a continuing breach, such penalty shall be due for each month in which the breach occurs. The preceding provisions shall not affect any other claims of the Company resulting from the relevant breach. In the event that the Executive has made contractual payments for a breach of the non-competition provisions of the Share Purchase Agreement between the [purchaser] and the shareholders of Ciao, AG, then any such payment shallbe used to offset the payments due under this section 11, provided that they are due for the same calendar periods.

                                   SECTION 12
                              RETURN OF DOCUMENTS

Upon request of the Company at any time, in any event upon termination of this Agreement (in the case of SECTION 2.3 at the time of the relieving from duties) the Executive shall return all documents, records, data, storage devices, other objects and materials which he obtained or holds in connection with his employment and shall certify in writing the completeness of the material returned. With regard to this obligation, any right of retention
(Zuruckbehaltungsrecht) shall be excluded.

                                   SECTION 13
                                    INSURANCE

The Company shall obtain insurance for the benefit of the Executive against accidents in the amount of E 500,000 for death and E 300,000 for disability and professional liability insurance.

                                   SECTION 14
                              ESTOPPEL (AUSSCHLUSS)

Any claims of the Executive resulting from or existing in connection with the present Agreement which have not been raised in writing within six months of their falling due and at the latest three months after termination of this Agreement and, if the Company rejects these claims, which have not been pursued in court within two months following receipt of such rejection, shall be definitely excluded.

                                   SECTION 15
                                  MISCELLANEOUS

15.1 Any amendment, addition or cancellation of this Agreement shall be made in writing in order to be effective. This also applies to this written form requirement. Any oral agreements, also those made prior to this Agreement, shall have no effect.

15.2  This Agreement shall be subject to German law.

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15.3  All notices of the Executive concerning this Agreement shall be addressed to the Supervising Body.

15.4 The ineffectiveness of any of the provisions shall not invalidate the remaining provisions of this Agreement. In such case a provision shall apply which comes as closely as possible to the intent of the invalid provision.

______________, __________2005            ______________, __________2005

                 Ciao AG
                   By:

/s/ Dean Wiltse                           /s/ Maximillian Cartellieri
--------------------------------          ------------------------------------
               [Name]
  Chairman of the Supervisory Board

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                                  SCHEDULE 3.3

MAXIMILIAN ULRICH CARTELLIERI, MANAGING DIRECTOR - EVP OF GREENFIELD ONLINE GROUP, REPORTING TO DEAN WILTSE, CEO GREENFIELD ONLINE, INC.

Salary = EURO 155,704.45

Bonus potential at 100% = EURO 155,704.45

100% of Bonus or EURO 155,704.45 is based on the bonus program for senior executives to be established by the Compensation Committee of the Board of Directors of Greenfield Online, Inc. ("SRVY"). The bonus shall be pro-rated for the partial year 2005, and the bonus amount and achievement targets shall be re-established annually for senior managers of the Greenfield Online Group SRVY's Compensation Committee.

The bonus attainment is to be paid quarterly but at a rate of 50% of what is earned. The remaining 50% will be paid at the end of the year if the total annual target is reached. If the target is exceeded then the bonus dollar potential grows at the same percentage as the overachievement percentage of the target. No bonus is due unless 90% of the target is attained. The bonus dollars to be paid at a level below 100% are the same as the attainment percentage.